Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-260235) on Form S-1 of our report dated March 17, 2025, with respect to the financial statements of Bitwise Bitcoin ETF (the Trust), which appears in the December 31, 2024 annual report on Form 10-K of the Trust.

/s/ KPMG LLP

New York, New York
March 28, 2025